Exhibit 99.4

June 13, 2023

To All Concerned Parties

REIT Issuer:

Kenedix Retail REIT Corporation

Moyuru Watanabe, Executive Director

(Securities Code: 3453)

Asset Management Company:

Kenedix Real Estate Fund Management, Inc.

Hikaru Teramoto, President & CEO

Inquiries:

Isaharu Kikushima

Head of Strategic Planning, Retail REIT Department

TEL: +81 3-5157-6013

Notice Concerning Acquisition of Property
(York Mart Higashi-Michinobe)

This exchange offer or business combination is made for the securities of a Japanese company. The offer is subject to disclosure requirements of Japan that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with Japanese accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since the issuer is located in Japan, and some or all of its officers and directors may be residents of Japan. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Kenedix Retail REIT Corporation (“KRR”) announced today that Kenedix Real Estate Fund Management, Inc. (“the Asset Management Company”), the asset management company for KRR, has decided to acquire the following property (“the Acquisition”). The seller of York Mart Higashi-Michinobe (“the Property” or “the Property to be Acquired”) is considered a related party under the Related-Party Transactions Rule of Retail REIT Department. The Asset Management Company has obtained deliberation and approval for the acquisition at the Retail REIT Department Asset Management Committee after deliberation and approval at its Compliance Committee.

As described in the press release “Notice Concerning Execution of the Merger Agreement by and among Kenedix Office Investment Corporation, Kenedix Residential Next Investment Corporation, and Kenedix Retail REIT Corporation” dated June 13, 2023, Kenedix Office Investment Corporation (“KDO”), Kenedix Residential Next Investment Corporation (“KDR”) and KRR resolved to carry out an absorption-type merger ( “the Merger”) in which KDO is the surviving REIT and KDR and KRR are the dissolving REITs at meetings of their respective Boards of Directors Meeting held today, and concluded a merger agreement that will be effective on November 1, 2023.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

1.	Outline of the acquisition

Property type (Note 1)	Property name	Location	Anticipated acquisition price (millions of yen) (Note 2)	Appraisal NOI yield (%) (Note 3)	Brokerage
NSC	York Mart Higashi-Michinobe	Kamagaya, Chiba	4,600	4.7	N/A

(1)	Contract date:	June 13, 2023
(2)	Scheduled date of acquisition:	September 25, 2023
(3)	Seller:	Please refer to “4. Overview of seller” for details
(4)	Acquisition funds:	Borrowings(Note 4) and cash on hand
(5)	Settlement method:	Payment in full at settlement

Notes:

1.

Properties are categorized into the following six types of properties: NSC (Neighborhood Shopping Center), SM (Supermarket), CSC (Community Shopping Center), Urban Station-Front SC (Urban Station-Front Shopping Center), SS (Specialty Store) and L (Logistics facility).

2.	Excluding acquisition costs, adjustment amount of property tax and city-planning tax, and consumption tax, etc. The same applies to other references to anticipated acquisition price below.

3.

“Appraisal NOI yield” is calculated by dividing the appraisal NOI of the Property to be Acquired as on the appraisal report as of May 1, 2023 by the anticipated acquisition price for the Property to be Acquired and rounded to the first decimal place. “Appraisal NOI” refers to the net operating income before depreciation expenses, which is calculated by deducting the operating expenses from the operating revenues described in the appraisal report, and thus, differs from NCF (Net Cash Flow) which is calculated by adding the profit from the investment of tenant deposits to and deducting capital expenditures from NOI. The appraisal NOI here is the NOI calculated using the direct capitalization method.

4.	Matters concerning new borrowings shall be announced upon determination.

2.	Reasons for the Acquisition

The Acquisition of the Property was decided as a part of the strategic asset reshuffling associated with the Merger, described in the press release “Notice Concerning Acquisition of Properties (River City 21 East Towers II and 2 Other Properties) and Disposition of Properties (Harajuku F.F. Building and 1 Other Property)” dated today. Regardless of the success or failure of the Merger, the Acquisition will be implemented prior to the effective date of the Merger.

Furthermore, the following characteristics were evaluated in determining the acquisition.

Acquisition highlights:

An NSC, located surrounded by Tobu Urban Park Line and Shin-Keisei Line and in residential areas of commuter district near Tokyo with supermarket York Mart as the core tenant, a large electronics retail store and a drugstore.

(1)	Features of the Property

•

The Property is a shopping center for daily needs housing large-scale stores including York Mart, Kusurino Fukutaro, Nojima and Daiso. As the core tenant, York Mart has a solid sales force, retaining customers from its previous store which operated in the neighborhood, and has a competitive advantage due to its synergy with other large-scale stores within the shopping center.

•

Surrounded by the Prefectural Route 8 (Funatori Line) and the Prefectural Route 8 bypass, two main roads for daily life, it has a high traffic on weekdays and holidays. There is parking for more than 200 vehicles on the ground and on the roof.

(2)	Overview of the trade area

a.	Location and access

•

The Property is located in residential areas of commuter district near Tokyo surrounded by the Tobu Urban Park Line and the Shin-Keisei Line. In addition, the Property is located between the Prefectural Route 8 (Funatori Line) and the Prefectural Route 8 bypass, two main roads for daily life, making it extremely accessible by car from both the north and south.

b.	Characteristics of the trade area

•

According to the 2020 Population Census, the population in the trade area is approximately 25,000 people in a 1 km radius, approximately 188,000 people in a 3 km radius, and approximately 500,000 people in a 5 km radius. Change in the population from 2015 was 100.1% in the 1 km radius, 101.7% in the 3 km radius, and 101.8% in the 5 km radius. This Property is surrounded by residential areas on all sides and although the market is moving toward maturity, but in the area around Shinkamagaya Station where many families live, a land readjustment project is underway, and the population is increasing.

3.	Details of the Property to be Acquired

	Property name	York Mart Higashi-Michinobe
	Type of specified asset	Trust beneficiary interest in real estate
	Trustee	Mitsubishi UFJ Trust and Banking Corporation (anticipated)
	Trust period	September 25, 2023 to September 30, 2043 (anticipated)
	Location	5-16-38 Higashi-Michinobe, Kamagaya, Chiba
Land	Form of ownership	Proprietary ownership
	Land area	8,317.59 m2
	Zoning	Quasi-industrial area (Partly Category II residential area)
	Building coverage ratio	60%
	Floor-area ratio	200%
Building	Form of ownership	Proprietary ownership
	Gross floor area	8,210.02 m2
	Date of construction	October 9, 2009
	Usage	Retail stores
	Structure / No. of floors	S-structure / 3-story, flat roof
	Master lessee company after the acquisition	—
	Type of master lease	—
	Property management company after the acquisition	Kenedix Real Estate Fund Management, Inc. (anticipated)
	Sub-PM	Tokyo Biso Kogyo Corporation
	Earthquake PML	7.0%
	Anticipated acquisition price	4,600 million yen
	Appraised value (effective date)	4,620 million yen (as of May 1, 2023)
	Real estate appraiser	The Tanizawa Sogo Appraisal Co., Ltd.
	Collateral	None
	Detail of tenant	(as of April 30, 2023)
	Number of tenants	1
	Annual rent	Not disclosed(Note)
	Tenant deposits	Not disclosed(Note)
	Leased area	9,212.78 m2
	Leasable area	9,212.78 m2
	Occupancy rate	100%
	Remarks	Although some of the boundaries between the property and the adjacent land have not been confirmed in writing, as of today, no dispute has arisen between the property owner and the adjacent land owner.
	Others	Note: Not disclosed as the consent of tenants has not been obtained.

4.	Overview of seller

Company name	SMFL MIRAI Partners Company, Limited
Location	1-3-2 Marunouchi, Chiyoda-ku, Tokyo
Name and title of representative	Tatsuro Terada, President
Description of business	Real estate business, environmental and energy business, other financial service business
Capital	200 million yen
Incorporation	October 1, 2018
Net assets	Not disclosed as the seller’s consent has not been obtained.
Total assets	Not disclosed as the seller’s consent has not been obtained.
Major shareholder and ratio	Sumitomo Mitsui Finance and Leasing Company, Limited (100%)
Relationship between the seller and the Investment Corporation/the Asset Management Company
Capital relationship	The seller is the parent comapny of Kenedix, Inc. (“KDX”), owning 70% of the outstanding shares of KDX. KDX is the 100% owner of the Asset Management Company.
Personnel relationship	One employee of the Asset Management Company is seconded from the seller. (as of May 31, 2023)
Business relationship	The seller entered into a support agreement with the Asset Management Company on October 6, 2021, and provides the Asset Management Company with property information and other services as a supporting company.
Related party relationships	The seller is a related party, etc. as defined in the Investment Trusts Act and related party as defined in the Related-party Transaction Rules of Retail REIT Department of the Asset Management Company.

5.	Property acquirer and previous owner’s profile

Name (Location)	York Mart Higashi-Michinobe (Kamagaya, Chiba)
Status of property owner	Current owner	Previous owner	Owner prior to previous owner	Owner prior to previous to previous owner
Name	SMFL MIRAI Partners Company, Limited	Y.K. Aqua Marine City	Commercial RE Co., Ltd.	—
Relationship with related party	The seller is the owner of KDX, owning 70% of the outstanding shares of KDX. KDX is the 100% owner of the Asset Management Company.	KDX contributes to the funds of the general incorporated association holding 100% equity interest of the previous owner.	The owner prior to previous owner was an affiliated company of KDX. KDX had 33% of voting power.	Not a related party
Background and purpose of acquisition	Acquisition for the purpose of development and investment and management	—	—	—
Acquisition price	Omitted(Note 1)	Omitted(Note 1)	Omitted(Note 1)	Omitted(Note 1)
Date of acquisition	Land: May 2009 Building: October 2009(Note 2)	Land: March 2008	Land: January 2008	—

Notes:

1.	The acquisition price is omitted because the current owner, etc. has owned it for more than one year, and the building is a development project by the current owner, etc..

2.	The acquisition date of the building is based on its completion date.

6.	Broker profile

Not applicable

7.	Related-party transactions

The seller of the acquisition is deemed a related party under the Related-party Transactions Rules of Retail REIT Department. The Asset Management Company has obtained deliberation and approved for the acquisition at the Retail REIT Department Asset Management Committee after deliberation and approval at its Compliance Committee.

8.	Schedule of the Acquisition

Acquisition decision date / Contract date	June 13, 2023
Payment date / delivery date	September 25, 2023 (anticipated)

Notes:

The Acquisition falls under the category of forward commitment made by investment corporations as defined in the “Comprehensive Guidelines for Supervision of Financial Instruments Business Operators, etc.” established by the Financial Service Agency of Japan. If the Investment Corporation violates any of the provisions of the purchase and sale agreement and the agreement is canceled for the reason that purposes of the agreement cannot be fulfilled due to such violation, the Investment Corporation shall pay an amount equivalent to a predetermined rate of the purchase price less consumption tax, etc. as a penalty fee. Such penalty rate is set at 10 % and in the event of damages in excess of the amount of the penalty, the seller shall not be precluded from claiming damages in excess of the amount of the penalty within the scope of reasonable causal relationship.

9.	Outlook

Please refer to the press releases “Notice Concerning Forecasts for Operating Results for the Fiscal Period Ending October 31, 2023 (from April 1, 2023 to October 31, 2023) and Payment Upon the Merger” and “Notice Concerning Operating Results and Distributions Forecasts for the Fiscal Period Ending April 30, 2024, Following the Merger of Kenedix Office Investment Corporation, Kenedix Residential Next Investment Corporation and Kenedix Retail REIT Corporation” dated today.

10.	Summary of real estate appraisal report

T-35 York Mart Higashi-Michinobe

Appraisal value	4,620,000,000 yen

Appraiser	The Tanizawa Sogo Appraisal Co., Ltd.

Date of appraisal	May 1, 2023

Item	Content	Basis

Income capitalization approach value	4,620,000,000 yen	Calculated with the value based on the DCF method with reference to the value based on direct capitalization method.

Value based on direct capitalization method	4,680,000,000 yen	Calculated by dividing the NCF that is expected to remain stable over the medium term by the cap rate.

(1) Gross operating revenue	Not disclosed

Effective gross operating revenue	Not disclosed

Loss from vacancy, etc.	Not disclosed

(2) Operating expenses	Not disclosed

Maintenance expenses	0 yen	Not applicable, as expenses will be borne by tenants.

Utility expenses	0 yen	Not applicable, as expenses will be borne by tenants.

Repair expenses	Not disclosed

PM fees	3,600,000 yen	Assessed based on the anticipated PM contract amount for the property, after verifying the PM fee rate of comparable properties.

Tenant marketing expenses	0 yen	Assuming that the current lessee will continue to occupy the property, costs associated with moving out of tenants, etc. are not recorded because they are considered in the cap rate.

Taxes and dues	Not disclosed

Insurance premium	Not disclosed

Other expenses	Not disclosed

(3) Net operating income (NOI=(1)-(2))	216,723,777 yen
(4) Profit from security deposits	1,987,200 yen	The gain is calculated based on a 1.0% investment yield.
(5) Capital expenditure	8,080,000 yen	Assessed by considering the construction management fee to the annual appraisal value based on the medium and long- erm repair and renewal expenses in the engineering report.
(6) Net cash flow (NCF=(3)+(4)-(5))	210,630,977 yen
(7) Cap rate	4.5%	Assessed based on overall evaluation of the location, building specifications and contract terms for the property
Value based on DCF method	4,600,000,000 yen
Discount rate	1st year - 6th year 4.5% 7th year to 11th year 4.6%	Assessed based on the past transactions of comparable properties and by taking into account the uniqueness of real estate properties as financial assets in terms of investment yield.
Terminal cap rate	4.7%	Assessed by taking into account future forecast uncertainty to capitalized yield.
Value based on cost method	4,300,000,000 yen
Ratio of land	77.8%
Ratio of building	22.2%
Adjustments in estimated value and considerations taken into account in determining appraisal value	None

Notes:

Figures used in the direct capitalization method ((1) and (2)) include information for which KRR has not obtained consent for disclosure from the lessee or which enables one to calculate such information. If such figures are disclosed, due to loss of trust relationship between the lessee and KRR, claims for damages or request for termination may be brought against KRR for breach of confidentiality obligation, or it may become difficult to renew the agreement over a long term, causing disadvantages and as a result causing damage to the unitholders’ interests. Therefore, information and figures are not disclosed in (1) and (2) above except when it is determined that such disclosure causes no harm.

KRR website address: https://www.krr-reit.com/en

This notice is the English translation of the Japanese announcement on June 13, 2023. However, no assurance or warranties are given for the completeness or accuracy of this English translation.

<Attached materials>

Reference material 1.	Property photograph and map
Reference material 2.	Property portfolio of KRR (following the Acquisition)

Reference material 1. Property photographs and maps

Reference material 2. Property portfolio of KRR (following the Acquisition)

No.	Type (Note 1)	Property name	Location	(Anticipated) acquisition date (Note 2)	(Anticipated) acquisition price (million yen) (Note 3)	Appraisal value (million yen) (Note 4)	Share (%) (Note 5)
T-2	Urban Station-Front SC	MONA Shin-Urayasu	Urayasu, Chiba	Feb. 10, 2015	8,063	9,210	2.9
T-3	Urban Station-Front SC	Passaggio Nishiarai	Adachi-ku, Tokyo	Feb. 10, 2015	5,850	6,630	2.1
T-5	NSC	Unicus Ina	Ina-cho, Kitaadachi-gun, Saitama	Feb. 10, 2015	3,748	4,696 (Note 6)	1.4
T-6	NSC	Yorktown Kita-Kaname	Hiratsuka, Kanagawa	Feb. 10, 2015	4,000	4,350	1.5
T-7	NSC	Unicus Yoshikawa	Yoshikawa, Saitama	Feb. 10, 2015	3,600	3,890	1.3
T-8	SS	Sports Club Renaissance Fujimidai	Nerima-ku, Tokyo	Feb. 10, 2015	2,586	2,710	0.9
T-9	NSC	Super Viva Home Iwatsuki (Land)	Saitama, Saitama	Oct. 2, 2015	4,815	5,880	1.8
T-11	NSC	Unicus Kamisato (Land)	Kamisato-cho, Kodama-gun, Saitama	Oct. 2, 2015	3,000	3,090	1.1
T-12	NSC	Unicus Konosu (Land)	Konosu, Saitama	Oct. 2, 2015	1,700	1,830	0.6
T-13	SM	Inageya Yokohama Minamihonjuku (Land)	Yokohama, Kanagawa	Oct. 2, 2015	1,442	1,380	0.5
T-15	NSC	Nakamachidai Tokyu Store	Yokohama, Kanagawa	Apr. 21, 2016	3,360	3,750	1.2
T-16	SS	Central Wellness Club Nagatsuta Minamidai	Yokohama, Kanagawa	Apr. 20, 2016	1,724	1,780	0.6
T-17	SM	Life Kameido	Koto-ku, Tokyo	Apr. 21, 2016	1,450	1,480	0.5
T-18	NSC	Totsuka-Fukaya Shopping Center (Land)	Yokohama, Kanagawa	Apr. 19, 2017	4,170	4,350	1.5
T-19	NSC	Yumemachi Narashinodai Mall	Funabashi, Chiba	Apr. 19, 2017	3,416	3,650	1.2
T-20	NSC	Kawamachi Yahagi Mall	Chiba, Chiba	May 18, 2017	3,097	3,290	1.1
T-22	SS	Round1 Ichikawa-Onitaka	Ichikawa, Chiba	Apr. 19, 2017	1,880	1,960	0.7
T-23	SM	Ozeki Tokiwadai	Itabashi-ku, Tokyo	Feb. 13, 2018	1,263	1,350	0.5
T-24	SS	Konami Sports Club Shibuya	Shibuya-ku, Tokyo	Apr. 27, 2018	3,400	3,300	1.2
T-25	NSC	Apita Terrace Yokohama Tsunashima	Yokohama, Kanagawa	Nov. 1, 2019	11,567	12,100	4.2
T-26	NSC	Kalsa Hiratsuka	Hiratsuka, Kanagawa	Nov. 1, 2019	5,980	6,190	2.2
T-27	NSC	Monenosato Mall	Yotsukaido, Chiba	Oct. 24, 2019	2,753	3,040	1.0
T-28	NSC	KDX Chofu Building (Retail wing)	Chofu, Tokyo	Oct. 24, 2019	2,300	2,250	0.8
T-29	NSC	Across Plaza Urayasu Higashino (Land)	Urayasu, Chiba	Oct. 24, 2019	2,248	2,320	0.8
T-30	SM	Comfort Market Nishi-Magome	Ota-ku, Tokyo	Apr. 15, 2020	1,920	2,140	0.7

No.	Type (Note 1)	Property name	Location	(Anticipated) acquisition date (Note 2)	(Anticipated) acquisition price (million yen) (Note 3)	Appraisal value (million yen) (Note 4)	Share (%) (Note 5)
T-31	NSC	Kitera Town Chofu	Chofu, Tokyo	Apr. 21, 2021	10,500	11,400	3.8
T-32	NSC	Unicus Urawamisono (Land)	Saitama, Saitama	Apr. 9, 2021	732	837	0.3
T-33	NSC	Kitera Plaza Aobadai	Yokohama, Kanagawa	Mar. 1, 2022	3,543	3,680	1.3
T-34	NSC	Higashimatsuyama Shopping Center	Higashimatsuyama, Saitama	Apr. 28, 2022	4,080	4,650	1.5
O-1	NSC	Blumer Maitamon	Kobe, Hyogo	Feb. 10, 2015	8,389	10,100	3.1
O-2	SM	Life Takadono (Land)	Osaka, Osaka	Feb. 10, 2015	2,685	3,340	1.0
O-3	NSC	DCM MEGA Don Quijote UNY Omihachiman	Omihachiman, Shiga	Feb. 10, 2015	2,140	2,630	0.8
O-4	NSC	Blumer HAT Kobe	Kobe, Hyogo	Apr. 16, 2015	11,000	11,100	4.0
O-5	Urban station- front	Carino Esaka	Suita, Osaka	Oct. 2, 2015	6,555	6,810	2.4
O-6	Urban station- front	COMBOX Komyoike	Izumi, Osaka	Oct. 2, 2015	6,450	6,070	2.3
O-9	SM	Life Nishi-Tengachaya	Osaka, Osaka	Jan. 21, 2016	1,505	1,790	0.5
O-10	NSC	Million Town Tsukaguchi (Land)	Amagasaki, Hyogo	Apr. 21, 2016	3,723	4,260	1.4
O-11	NSC	Habikigaoka Shopping Center	Habikino, Osaka	Sep. 27, 2019	2,000	2,020	0.7
O-12	NSC	Merado Daikai	Kobe, Hyogo	Apr. 21, 2021	5,440	5,780	2.0
N-1	SS	DCM Nakagawa Tomita (Land)	Nagoya, Aichi	Feb. 10, 2015	2,311	2,790	0.8
N-2	NSC	Valor Ichinomiya-Nishi	Ichinomiya, Aichi	Feb. 10, 2015	2,174	2,410	0.8
N-4	SS	Homecenter Kohnan Sunadabashi	Nagoya, Aichi	Apr. 21, 2016	7,140	7,500	2.6
N-6	NSC	Resora Obu Shopping Terrace	Obu, Aichi	Aug. 1, 2017	7,911	6,630	2.9
N-7	SM	Valor Nakashidami (Land)	Nagoya, Aichi	Nov. 1, 2019	2,551	2,630	0.9
N-8	NSC	iias Kasugai	Kasugai-shi, Aichi	Oct. 26, 2022	14,490	14,490 (Note 6)	5.3
F-1	SM	Sunny Noma	Fukuoka, Fukuoka	Feb. 10, 2015	1,497	1,660	0.5
F-2	SS	Round1 Stadium Hakata-Hanmichibashi	Fukuoka, Fukuoka	Apr. 19, 2017	5,020	5,880	1.8
F-3	NSC	Kurume-Nishi Shopping Center	Kurume, Fukuoka	Apr. 19, 2017	1,515	1,870	0.6
F-4	NSC	Kitera Town Fukuoka Nagahama	Fukuoka, Fukuoka	Oct. 1, 2021	6,000	6,270	2.2
R-1	NSC	Roseo Mito	Mito, Ibaraki	Feb. 10, 2015	10,046	12,300	3.7

No.	Type (Note 1)	Property name	Location	(Anticipated) acquisition date (Note 2)	(Anticipated) acquisition price (million yen) (Note 3)	Appraisal value (million yen) (Note 4)	Share (%) (Note 5)
R-2	SS	K’s Denki Aomori Honten	Aomori, Aomori	Feb. 10, 2015	1,469	1,550	0.5
R-3	SS	Super Sports Xebio Aomori-Chuo	Aomori, Aomori	Feb. 10, 2015	898	928	0.3
R-4	NSC	Ashico Town Ashikaga	Ashikaga, Tochigi	Oct. 2, 2015	4,180	4,890	1.5
R-5	NSC	Yorktown Shinden-Higashi	Sendai, Miyagi	Oct. 2, 2015	3,252	2,600	1.2
R-6	SM	Kasumi Technopark Sakura	Tsukuba, Ibaraki	Oct. 2, 2015	830	980	0.3
R-8	NSC	P-1 Plaza Tenno	Hamamatsu, Shizuoka	Apr. 22, 2016	4,010	4,060	1.5
R-9	NSC	Seiyu Rakuichi Moriya (Land)	Moriya, Ibaraki	Jan. 31, 2017	4,111	4,320	1.5
R-10	NSC	Sun Street Hamakita	Hamamatsu, Shizuoka	Apr. 27, 2017	11,946	12,100	4.3
R-11	SS	Costco Wholesale Sapporo Warehouse	Sapporo, Hokkaido	May 31, 2018	4,210	4,620	1.5
R-12	NSC	Coop Sapporo Shunko	Asahikawa, Hokkaido	Oct. 7, 2022	1,110	1,220	0.4
L-1	L	Zama Distribution Center	Zama, Kanagawa	Apr. 5, 2019	1,400	1,870	0.5
L-2	L	Oppama Distribution Center	Yokosuka, Kanagawa	Apr. 5, 2019	1,300	1,780	0.5
L-3	L	Musashi Ranzan Distribution Center	Hiki-gun, Saitama	Mar. 26, 2019	3,879	4,540 (Note 6)	1.4
L-4	L	Yokohama Kamigo Distribution Center	Yokohama, Kanagawa	Apr. 11, 2019	918	1,080	0.3
L-5	L	Gyoda Distribution Center	Gyoda, Saitama	Oct. 1, 2019	3,160	3,840	1.1
L-6	L	Shinjuku Nishiochiai Distribution Center	Shinjuku-ku, Tokyo	Jan. 10, 2020	810	886	0.3
L-7	L	Chiba-Kita Distribution Center	Chiba, Chiba	Dec. 25, 2020	1,250	1,590	0.5
L-8	L	Sapporo Shiroishi Distribution Center	Sapporo, Hokkaido	Dec. 24, 2020	800	1,080	0.3
L-9	L	Tenri Distribution Center	Tenri, Nara	Mar. 1, 2022	1,070	1,140	0.4
L-10	L	Prima Meat Packers Kinki Center	Osaka, Osaka	Apr. 28, 2022	1,047	1,107 (Note 6)	0.4
Property to be Acquired
T-35	NSC	York Mart Higashi-Michinobe	Kamagaya, Chiba	Sep. 25, 2023	4,600	4,620	1.7
Total					274,981	296,314	100.0

Notes:

1.

Properties are categorized into the following six types of properties: NSC (Neighborhood Shopping Center), SM (Supermarket), CSC (Community Shopping Center), Urban Station-Front SC (Urban Station-Front Shopping Center), SS (Specialty Store), and L (Logistics facilities).

2.	For properties that have multiple acquisition dates due to additional acquisitions etc., the initial acquisition date is indicated.

3.

“(Anticipated) acquisition price” indicates the purchase price of each trust beneficiary interest or Property to be Acquired specified in the purchase agreement for acquisition of each trust beneficiary interest or property (excluding acquisition costs, adjustment amounts in property tax and city-planning tax and consumption tax; and rounded down to the nearest one million yen). (As for the properties with building expansion which were acquired additionally, the price includes the amount described in the construction contracts and construction design/supervision outsourcing contracts related to construction (expansion) of the building which is additionally acquired (excluding expenses and taxes and rounded down to the nearest million yen).)

4.	“Appraisal values” are the values as of March 31, 2023 for the properties held as of March 31, 2023, and May 1, 2023 for York Mart Higashi-Michinobe.
5.	“Share” indicates the percentage of the (anticipated) acquisition price for the Property to be Acquired in the total (anticipated) acquisition price, rounded off to the first decimal place.
6.	Represents the amount corresponding to the quasi-co-ownership interest KRR holds.